Specialty Care Network, Inc. and Subsidiary
Computation of Per Share Earnings



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


                                                                For the Year
                                                                    Ended
                                                              December 31, 1996
                                                              -----------------
Average shares outstanding ..................................      1,450,137

Net effect of convertible debentures ........................      2,020,900

Acquisition shares issued ...................................      7,659,115

Dividends paid to promoters --
using treasury stock method .................................        192,234

Stock sold to Tallahassee Orthopedic Clinic, P.A ............        100,000

Net effect of common stock
options -- based on the
treasury stock method using
initial public offering price ...............................        603,961
                                                                 -----------
Total weighted average number of
common shares and common share equivalents ..................     12,026,347
                                                                 ===========
Net loss ....................................................    $(1,771,383)
                                                                 -----------

Net loss per common share ...................................    $     (0.15)
                                                                 ===========
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